EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Oculus Innovative Sciences, Inc. (the “Company”) on Post-Effective Amendment No. 1 to Form S-1 (File No. 333-200461) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated June 16, 2015 with respect to our audits of the consolidated financial statements of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2015 and 2014 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

July 9, 2015